Exhibit 99.1

The Chefs’ Warehouse, Inc. Reports Fourth Quarter and Fiscal Year 2011 Financial Results

Net Sales Increased 27%

Ridgefield, CT, March 6, 2012 – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today reported financial results for its fourth quarter and fiscal year ended December 30, 2011.

Financial highlights for the fourth quarter of 2011 compared to the fourth quarter of 2010:

•	Net sales increased 27.2% to $116.5 million for the fourth quarter of 2011 from $91.6 million for the fourth quarter of 2010.

•	Gross profit increased 30.4% to $31.0 million for the fourth quarter of 2011 from $23.8 million for the fourth quarter of 2010.

•	Earnings per diluted share available to common stockholders was $0.25 for the fourth quarter of 2011 compared to a loss of $(0.98) per diluted share for the fourth quarter of 2010.

•

Modified pro forma earnings per diluted share available to common stockholders[1], or EPS, increased 44% to $0.26 per diluted share for the fourth quarter of 2011 from $0.18 per diluted share for the fourth quarter of 2010.

•	Adjusted EBITDA[1] increased 38.5% to $10.3 million for the fourth quarter of 2011 from $7.4 million for the fourth quarter of 2010.

“We are very pleased with our fourth quarter results which reflect continued momentum from the first three quarters of the year,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “Integration of the Harry Wils & Co. acquisition continues to go well, and the investments we made by adding extra routes and fleet capacity to our New York operation are paying off. The integration of the Provvista Specialty Foods acquisition also continues to be on target. In 2012 we will continue to remain focused on increasing penetration with existing customers, expanding our customer base within our existing markets and pursuing selective acquisitions.”

Fourth Quarter Fiscal 2011 Results

Net sales for the quarter ended December 30, 2011 increased approximately 27.2% to $116.5 million from $91.6 million for the quarter ended December 24, 2010. The increase in net sales was principally the result of increased case volume as well as increased revenue per case. Contributing to the increased case volume was acquisition activity as well as the addition of a 14th week to the quarter. Our increase in net sales attributable to acquisition activity was approximately $9.2 million, while the addition of a 14th week in the quarter contributed approximately $6.6 million, net of acquisition revenue. Approximately $8.1 million of the increase is attributable to organic growth.

Gross profit increased approximately 30.4% to $31.0 million for the fourth quarter of 2011 from $23.8 million for the fourth quarter of 2010. Acquisition activity contributed approximately $2.4 million of the increase and the addition of a 14th week, net of acquisition activity, contributed approximately $1.8 million of the increase. Total operating expenses increased by approximately 24.6% to $21.3 million for the fourth quarter of 2011 from $17.1 million for the fourth quarter of 2010. The increase in total operating expenses was primarily due to acquisition activity and the addition of a 14th week to the quarter. Acquisition activity accounted for approximately $1.3 million of the increase, while the addition of a 14th week accounted for approximately $1.1 million, net of acquisition activity, of the increase. The remaining increase in total operating expenses can be attributed to higher sales volume.

[1]	Please see the Reconciliation of GAAP to Modified Pro Forma Net Income and the Reconciliation of EBITDA and Adjusted EBITDA to Net Income at the end of this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, modified pro forma net income available to common stockholders and modified pro forma EPS to these measures’ most directly comparable GAAP measure.

Operating income increased to $9.7 million for the fourth quarter of 2011 compared to $6.7 million for the fourth quarter of 2010. The increase in operating income was primarily due to higher sales volumes and increased gross profit percentage. The addition of a 14th week contributed approximately $0.8 million of the increase in operating income.

Net income available to common stockholders was $5.2 million, or $0.25 per diluted share, for the fourth quarter of 2011 compared to a net loss available to common stockholders of $(17.2) million, or $(0.98) per diluted share, for the fourth quarter of 2010.

On a non-GAAP basis, modified pro forma net income available to common stockholders1 was $5.5 million and modified pro forma EPS was $0.26 for the fourth quarter of 2011 compared to modified pro forma net income available to common stockholders of $3.8 million and modified pro forma EPS of $0.18 for the fourth quarter of 2010.

53 Weeks Ended December 30, 2011 Compared to 52 Weeks Ended December 24, 2010

Net sales for the 53 weeks ended December 30, 2011 increased approximately 21.4% to $400.6 million from $330.1 million for the 52 weeks ended December 24, 2010. The increase in net sales was principally the result of increased case volume as well as increased revenue per case. Our increase in net sales included approximately $18.9 million related to acquisition activity. The 53rd week accounted for approximately $6.6 million, net of acquisition revenue, and approximately $37.7 million of the year over year increase is attributable to organic growth.

Gross profit increased approximately 23.5% to $105.9 million for the 53 weeks ended December 30, 2011 from $85.8 million for the 52 weeks ended December 24, 2010. The 53rd week accounted for approximately $2.0 million of the year over year gross profit increase. Total operating expenses increased by approximately 21.7% to $78.1 million for the 53 weeks ended December 30, 2011 from $64.2 million for the 52 weeks ended December 24, 2010. The increase in total operating expenses was primarily due to higher sales volumes, increased employee compensation expenses (including $2.1 million of non-cash stock compensation expense), a 53rd week of operations, acquisition transition costs relating to Harry Wils & Co. and costs associated with our Florida and recently acquired Oregon operations.

Operating income increased approximately 28.9% to $27.8 million for the 53 weeks ended December 30, 2011 compared to $21.6 million for the 52 weeks ended December 24, 2010. Our 53rd week of operations accounted for approximately $0.8 million of the increase.

Net income available to common stockholders was $7.7 million, or $0.43 per diluted share, for the 53 weeks ended December 30, 2011 compared to a net loss of $(10.7) million, or $(0.50) per diluted share, for the 52 weeks ended December 24, 2010.

On a non-GAAP basis, modified pro forma net income available to common stockholders was $16.0 million and modified pro forma EPS was $0.77 for the 53 weeks ended December 30, 2011 compared to modified pro forma net income available to common stockholders of $11.6 million and modified pro forma EPS of $0.56 for the 52 weeks ended December 24, 2010.

2012 Guidance

The Chefs’ Warehouse, Inc. is providing its financial guidance for fiscal year 2012:

•	Revenue between $450.0 million and $460.0 million.

•	Net income per diluted share between $0.88 and $0.93.

•	Modified pro forma net income per diluted share between $0.91 and $0.96.

The above guidance is based upon an estimated effective tax rate of 41% and an estimated fully diluted share count of 20,840,590.

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2011 financial results today at 5:00 p.m. ET. Hosting the call will be Chris Pappas, chairman and chief executive officer, Jim Wagner, chief operating officer, and Ken Clark, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers (201) 493-6725. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers (858) 384-5517; the conference ID is 389643. The replay will be available until Tuesday, March 13, 2012. The call will also be webcast live from the Company’s investor relations website (http://investors.chefswarehouse.com). A replay of the webcast will be available at this location for 30 days.

Annual Meeting of Stockholders

The Company expects to host its annual meeting of stockholders on May 17, 2012 in Ridgefield, Connecticut.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to realize expected synergies from those acquisitions; increased fuel costs and expectations regarding the use of fuel surcharges; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 16,700 products to more than 9,800 customer locations throughout the United States.

Contacts:

Investor Relations

Don Duffy/Dara Dierks, (718) 684-8415

Media Relations

Ted Lowen, (646) 277-1238

THE CHEFS’ WAREHOUSE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOURTEEN/THIRTEEN AND FIFTY-THREE/FIFTY-TWO WEEKS ENDED DECEMBER 30, 2011

AND DECEMBER 24, 2010

(unaudited; in thousands except share amounts and per share data)

	14/13 Weeks Ended		53/52 Weeks Ended
	30-Dec-11	24-Dec-10	30-Dec-11	24-Dec-10
Sales	$116,513	$91,576	$400,632	$330,118
Cost of Sales	85,499	67,788	294,698	244,340

Gross Profit	31,014	23,788	105,934	85,778
Operating Expenses	21,318	17,104	78,138	64,206

Operating Income	9,696	6,684	27,796	21,572
Gain on Interest Rate Swap	—	252	81	910
Interest Expense	528	2,429	14,570	4,041
Loss on Sale of Assets	3	—	6	—

Pretax Income	9,165	4,507	13,301	18,441
Income tax expense (benefit)	3,955	(1,133)	5,603	2,567

Net Income	$5,210	$5,640	$7,698	$15,874

Deemed Dividend Paid to Class A members’ units	—	(22,429)	—	(22,429)
Deemed Dividend Accretion on Class A Units	—	(441)	—	(4,123)

Net Income (loss) attributable to common stockholders	$5,210	$(17,230)	$7,698	$(10,678)

Net Income (loss) per share attributable to common stockholders
Basic	$0.25	$(0.98)	$0.44	$(0.50)
Diluted	$0.25	$(0.98)	$0.43	$(0.50)
Weighted average common shares outstanding
Basic	20,500,494	17,548,856	17,591,376	21,331,646
Diluted	20,838,341	17,548,856	18,031,651	21,331,646

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF GAAP TO MODIFIED PRO FORMA NET INCOME

FOURTEEN/THIRTEEN AND FIFTY-THREE/FIFTY-TWO WEEKS ENDED DECEMBER 30, 2011

AND DECEMBER 24, 2010

(unaudited; in thousands except share amounts and per share data)

	14/13 Weeks Ended		53/52 Weeks Ended
	30-Dec-11	24-Dec-10	30-Dec-11	24-Dec-10
Adjustments to Reconcile GAAP to Modified Pro Forma Results (1)
Net (loss) Income attributable to common stockholders	$5,210	$(17,230)	$7,698	$(10,678)
Management Fee(2)	—	—	—	262
Incremental Public Company Costs(3)	—	(350)	(750)	(1,400)
Stock Compensation Charges(4)	—	—	1,592	—
Interest Expense(5)	—	2,265	7,292	2,265
Deferred Financing Fee Write-Off(6)	—	—	2,860	—
Call Premium(7)	—	—	827	—
Original Issue Discount Write-Off(8)	—	—	1,708	—
Non-cash amortization of intangibles(9)	186	44	280	77
Effective Tax Rate @ 41%(10)	—	(2,981)	—	(4,994)
Tax Effect Adjustments(11)	(76)	(803)	(5,662)	(494)
Deemed Dividend Accretion on Class A Units(12)	—	441	—	4,123
Deemed Dividend Paid to Class A Units(13)	—	22,429	—	22,429
Tax Provision Adjustment(14)	150	—	150	—

Total Adjustments	260	21,045	8,297	22,268
Modified Pro Forma Net Income	$5,470	$3,815	$15,995	$11,590

Diluted EPS – Modified Pro Forma	$0.26	$0.18	$0.77	$0.56
Diluted Shares Outstanding - Modified Pro Forma (15)	20,834,938	20,834,938	20,834,938	20,834,938

1.	We are presenting modified pro forma net income attributable to common stockholders and modified pro forma EPS, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income attributable to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income attributable to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of our recent IPO and some items that vary from period to period without any correlation to core operating performance.
2.	Represents a management fee paid to our private equity investor.
3.	Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.
4.	Represents the non-cash compensation charge associated with a restricted share award to two key employees and our non-executive independent directors.
5.	Represents an adjustment to interest expense assuming post-IPO leverage levels under our new senior secured credit facility.
6.	Represents a non-cash charge associated with the write-off of deferred financing fees upon refinancing our senior debt facilities in connection with our IPO.
7.	Represents a call premium payable upon retirement of our senior secured notes in connection with our IPO.
8.	Represents a non-cash charge associated with the write-off of original issue discount upon retirement of our senior secured term loan in connection with our IPO.
9.	Represents non-cash amortization of intangibles acquired from acquisitions.
10.	Represents a tax adjustment to normalize the 2010 effective tax rate.
11.	Represents the tax impact of adjustments 2 through 9 above.
12.	Represents the deemed dividend accretion on our Class A units, which we redeemed in October 2010.
13.	Represents the deemed dividend paid to our Class A members upon redemption in October 2010.
14.	Primarily represents adjustments to book versus tax differences in goodwill and deferred finance fees.
15.	Represents diluted shares outstanding after giving effect to our IPO and the equity grants given to key employees at that time.

THE CHEFS’ WAREHOUSE, INC.

2012 FULLY DILUTED EPS GAAP GUIDANCE RECONCILIATION TO 2012 MODIFIED PRO FORMA FULLY DILUTED EPS GUIDANCE (1)

	Low-end Guidance	High-end Guidance
Net Income per diluted share	0.88	0.93
Duplicate facility rent and lease execution costs(2)	0.03	0.03
Modified Pro Forma Net Income per Diluted Share	0.91	0.96

1.	Guidance is based upon an estimated effective tax rate of 41% and an estimated fully diluted share count of 20,840,590.
2.	Represents rent expense expected to be incurred on our tri-state area renovation project while we are unable to utilize the facility during construction.

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THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

FOURTEEN/THIRTEEN AND FIFTY THREE/FIFTY TWO WEEKS ENDED DECEMBER 30, 2011

AND DECEMBER 24, 2010

(unaudited; in thousands except share amounts and per share data)

	14/13 Weeks Ended		53/52 Weeks Ended
	30-Dec-11	24-Dec-10	30-Dec-11	24-Dec-10
Net Income:	$5,210	$5,640	$7,698	$15,874
Interest expense	528	2,429	14,570	4,041
Deprecation & amortization	511	732	1,722	2,103
Provision for income tax expense (benefit)	3,955	(1,133)	5,603	2,567

EBITDA (1)	$10,204	$7,668	$29,593	$24,585
Adjustment:
Gain on fluctuation of interest rate swap (2)	—	(252)	(81)	(910)
Loss on the marking to market of foreign exchange contracts (3)	37	—	—	—
Management fee (4)	—	—	—	262
Prior years customs duty refund (5)	(147)	—	(349)	—
Acquisition legal fees (6)	20	—	75	—
Stock compensation (7)	158	—	2,097	—
Workers’ Compensation trust settlement (8)	—	—	116	—

Adjusted EBITDA (1)	$10,272	$7,416	$31,451	$23,937

1.	We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Represents the gain we experienced on our interest rate swap in each period. When we entered into our interest rate swap in 2005, we did not elect to account for it under hedge accounting rules. As such, the mark to market movement of the swap is recorded through our statement of operations. This interest rate swap expired January 2011.
3.	Represents the unrealized loss we experienced on our Eurodollar collar we entered into in the first quarter of 2011 as a hedge against imported products denominated and paid for in Euros.
4.	Represents the management fee paid to our former private equity investor.
5.	Represents a refund received for the overpayment of import tariffs since 2007.
6.	Represents legal fees incurred for the acquisitions of Harry Wils & Co. and Provvista Specialty Foods, Inc.
7.	Represents non-cash stock compensation expense associated with an award of restricted shares of our common stock to two key employees and our non-executive outside directors.
8.	Represents the settlement recorded with the New York Transportation Industry Workers’ Compensation Trust.